Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2017	NYSE MKT - REI

RING ENERGY, Inc. ANNOUNCES eXERCISE OF over-allotment

option and COMPLETION OF PUBLIC offering of common stock

Midland, TX July 21, 2017 – Ring Energy, Inc. (NYSE MKT: REI) (the “Company”) today announced the completion of an underwritten public offering of 4,977,658 shares of its common stock, including 477,658 shares sold pursuant to the exercise of an over-allotment option previously granted to the underwriters. All of the shares were offered by the Company at a price to the public of $12.50 per share. The net proceeds to the Company from this offering were approximately $59.2 million, after deducting the underwriting discount and other estimated offering expenses. The Company intends to use the net proceeds from this offering to fund its 2017 capital expenditure program and for other general corporate purposes.

SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC acted as joint book-running managers in the offering. Capital One Securities, Inc., Euro Pacific Capital Inc., IBERIA Capital Partners L.L.C., Ladenburg Thalmann & Co. Inc., Northland Securities, Inc., and Roth Capital Partners acted as co-managers.

The securities described above were offered by the Company pursuant to a registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447